AMENDMENT TO PARTICIPATION AGREEMENT

This will amend the Participation Agreements listed below (collectively, the "Agreement") between Kansas City Life Insurance Company ("Institution") and Fidelity Distributors Corporation ("FDC) and is effective as of June 9, 2017. Terms used herein and not otherwise defined are used with the meaning given them in the Agreement.

Participation Agreement (Variable Insurance Products Fund)
Participation Agreement (Variable Insurance Products Fund II)
Participation Agreement (Variable Insurance Products Fund Ill)
Participation Agreement (Variable Insurance Products Fund IV)
Participation Agreement (Variable Insurance Products Fund V)

WHEREAS, pursuant to the terms of the Agreement, FDC (or its affiliates, collectively "Fidelity") markets, offers, provides or makes available certain products and services to Institution, which may include, without limitation, registered investment companies, managed account services, collective investment funds, investment analysis tools as well as information, education, guidance materials and resources (collectively, "Products and Services") that the Institution may consider or use in connection with services it provides to its clients;

WHEREAS, the Institution may offer such Products and Services for sale to its customers, which may include clients subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). Such clients may include a plan, plan fiduciary, plan participant or beneficiary, IRA, or IRA owner, and are collectively referred to as "Retirement Customers";

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

I.	Fidelity Representations:
A.	When providing its Products and Services, Fidelity is not undertaking to provide impartial investment advice, act as an impartial adviser, or to give advice in a fiduciary capacity.
B.
Fidelity may have a financial interest in any transaction(s) that may result from offering our Products and Services for sale to Institution and its customers and may receive revenue associated with such transaction(s).

C.
Fidelity does not receive a fee or other compensation directly from the Retirement Customers to whom the Institution serves as independent fiduciary for the provision of investment advice (as opposed to other services) in connection with a transaction involving Fidelity's Products and Services.

2.	Institution Representations: In connection with Fidelity's Product and Services, Institution represents:
A.	It is an independent fiduciary and, with respect to transactions involving its Retirement Customers, it is a fiduciary under ERISA or the Code.
B.	It is organized as one of the following types of entities:
i.	A bank as defined in section 202 of the Investment Advisers Act of 1940 or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency;
ii.	An insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan;
iii.	A broker-dealer registered under the Securities Exchange Act of 1934

C.
To the extent the Institution (including its affiliates, employees, associated persons, or other agents) provides "investment advice" to Retirement Customers (within the meaning of 29 CFR 2510.3-21(a)), (a) it is acting as a fiduciary under the Fiduciary Rule and is responsible for exercising independent judgment in evaluating the transaction and (b) with respect to the Products and Services and any Fidelity communications with respect thereto, it is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies.

IN WITNESS WHEREOF, FDC and Institution have each caused this amendment to be executed in its corporate name by its duly authorized officer, as of the date set forth below.

KANSAS CITY LIFE INSURANCE COMPANY	FIDELITY DISTRIBUTORS CORPORATION

By: /s/ Timothy J. Langland	By: /s/ Robert Bachman
Name: Timothy J. Langland	Name: Robert Bachman
Title: Associate General Council & CCO	Title: EVP
Date: June 7, 2017	Date: May 8, 2017